Exhibit 99.3

INCENTIVE COMPENSATION AGREEMENT

This Incentive Compensation Agreement, dated as of March 6, 2017, is by and between ImmuCell Corporation, a Delaware corporation (the "Company") and Elizabeth L. Williams (the "Executive").

WITNESSETH:

WHEREAS, the Company wishes to provide to the Executive additional incentive compensation opportunities in order to induce the Executive to remain in the Company's employ and to further incentivize her to continue her leadership efforts toward the successful commercialization of the Company's Mast Out® product; and

WHEREAS, the Executive, in partial consideration of such potential additional compensation, is willing to agree to certain restrictions relating to the solicitation of Company employees, consultants and independent contractors;

NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Incentive Compensation. The Company agrees to pay to the Executive (a) $100,000 if the Company receives all FDA approvals needed for the commencement of sales of Mast Out® on or prior to December 31, 2019, or (b) $50,000 if the Company receives all FDA approvals needed for the commencement of sales of Mast Out® after December 31, 2019 and on or prior to December 31, 2020, provided, however, that any such payment shall be due and payable only if the Executive is employed by the Company at the time of such FDA approval. The applicable payment shall be made within thirty days (30) days of receipt of FDA approval, and shall be subject to all required tax withholdings.  This supersedes paragraph 2 of the letter from the Company to the Executive dated March 2, 2016.

2. Non-Solicitation.  The Executive agrees, during the period in which she is employed by the Company and for one (1) year thereafter, not to solicit, or assist or induce any other person or entity in the soliciting, any person who at that time is (or within the preceding ninety (90) days was) an employee of, or a consultant or independent contractor to, the Company to leave his or her employment, consultancy or independent contractor status with the Company.

IMMUCELL CORPORATION

By:	/s/ Michael F. Brigham
Michael F. Brigham, its President

/s/ Elizabeth L. Williams
Elizabeth L. Williams